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                                                 FOR IMMEDIATE RELEASE
                                                 ---------------------
                                                 Contact: David Vozick, Chairman
                                                 AFP Imaging Corporation
                                                 (914) 592-6100



   AFP IMAGING REPORTS A RECORD FOURTH QUARTER AND PROFITABLE YEAR-END RESULTS
                      FOR FISCAL YEAR ENDING JUNE 30, 2004

Elmsford, NY, August 30, 2004 - AFP Imaging Corporation (OTC:BB AFPC) today reported their results for the fourth quarter and twelve months of Fiscal Year 2004. Net sales for the fourth quarter Fiscal 2004 rose 17% to $5,641,132 as compared to $4,841,458 for Fiscal 2003. Revenues for the twelve months, just ended, were $19,832,910 compared to $18,043,668 for Fiscal 2003, a 10% annual growth rate.

The twelve months Fiscal 2004 resulted in a profit of $1,345,467 or $.15 per basic share, a record level over the past six years, compared to a loss of ($1,515,407) or ($.16) per basic share in Fiscal 2003. The current quarter had a profit of $407,456 or $.04 per basic share compared to a profit of $98,188 or $.01 per basic share in Fiscal 2003. The Company's balance sheet is significantly enhanced as a result of improving profitability, cash flow and substantial reductions in both short and long term debt. Included in the prior loss in Fiscal 2003 was a charge of $1,297,069 related to a change in accounting principle, which required the write-off of any remaining goodwill.

David Vozick, Chairman said, "The Company's profitable performance this year, is a continuation of a very positive trend. This has been our most profitable year-end report over the past six years, as a result of implementing a sound business strategy. We look forward to continuing our growth in profitable sales by putting our engineering efforts and other marketing resources into providing a new family of digital radiographic products (DR) to dental, medical and veterinary practitioners. The professional acceptance of AFP's product line that utilizes electronic x-ray sensors and computers for capturing, presenting and storing radiographic images will offer the Company ample opportunities for continued growth. The Company's investment in research and development during the past few years is now paying its dividend. Management continues to evaluate a wide range of complementary product acquisitions."

"In the fourth quarter, AFP continued to expand its marketing strategy. We have attended and exhibited at important national and regional dental and veterinary trade shows. The Company believes that it is critical to maintain a presence at these widely attended clinical shows, to promote new products and to provide a sales base for our independent dealers and ultimate professional users. The key opportunity in the Company's business plan is to be an industry leader, in our product sectors, in the ongoing conversion from analog to digital radiographic imaging systems. Over the past twenty-five years, we have built a very significant installed base of equipment which are the most logical and best candidates for upgrading to new technologies."

"In addition to building the digital dental sensor product line, AFP began in 2004 to distribute a laser based, computed radiographic (CR) system, designed for whole body, diagnostic veterinary applications. This system provides high image quality and excellent optical density using a re-usable phosphorus plate instead of x-ray film. Images captured and scanned are displayed and shared on a computer workstation and then can be erased from the plate before re-use. The next logical step will be for the Company to introduce this product into the human diagnostic x-ray market."

AFP Imaging is a medical equipment supplier whose imaging products are widely applied in dental and medical diagnostics. The Company's new products and imaging technology are providing the gateway for future growth. Medical, dental, veterinary and industrial professionals use AFP's products. The Company's products include x-ray units, digital x-ray sensors, film processors, chemistry, and panoramic units. The Company's products are sold worldwide under various brand names, which include AFP, DENT-X, and EVA'r'. For additional product information please visit our web sites at www.afpimaging.com and www.dent-x.com.





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
                                               Three Months Ended                     Twelve Months Ended
                                                    June 30,                                June 30,
                                            2004              2003                  2004               2003
                                            ----              ----                  ----               ----
Net Sales                                $5,641,132        $4,841,458           $19,832,910        $18,043,668
                                          ---------         ---------            ----------         ----------

Operating Income (loss)                    $299,449          $142,017            $1,453,626              ($545)

Income (Loss) Before Taxes                 $262,066           $95,863            $1,296,611          ($207,423)

Provision/(Benefit) for Taxes             ($145,390)          ($2,325)             ($48,856)           $10,915

Income (Loss) Before Cumulative
Effect of Change in Accounting
Principle                                  $407,456           $98,188            $1,345,467          ($218,338)

Cumulative Effect of Change in
Accounting Principle                            ---               ---                   ---        ($1,297,069)

Net Income (Loss)                          $407,456           $98,188            $1,345,467        ($1,515,407)
                                           --------           -------            ----------        -----------

Net Income (Loss) per share
         Basic                                 $.04              $.01                  $.15              ($.16)
         Fully Diluted                         $.04              $.01                  $.14              ($.16)

Weighted average shares
outstanding
         Basic                            9,270,617         9,270,617             9,270,617          9,270,617
                                          ---------         ---------             ---------          ---------
         Fully Diluted                    9,903,965         9,271,697             9,632,188          9,270,617
                                          ---------         ---------             ---------          ---------

The remarks contained in this press release and presented elsewhere by management from time to time contain forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in this press release or in other forward -looking statements presented by management. Among the factors that could cause actual results to differ materially include failure of revenue on new products to develop as estimated, regulatory delays, loss of existing customers, general downward trends in the Company's industry and other risk factors detailed from time to time in the Company's reports filed with the SEC.